Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NEW GGP, INC.

This Certificate of incorporation of New GGP, Inc. (the “Corporation”) is being executed by the undersigned for the purpose of forming a corporation pursuant to the Delaware General Corporation Law.

ARTICLE I

The name of the corporation is New GGP, Inc.

ARTICLE II

The Registered Office of the Corporation is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The name of its Registered Agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (as amended, the “Delaware Law”).,

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, no par value per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors and/or the stockholders of the Corporation are expressly empowered to make, alter, amend or repeal the Bylaws of the Corporation in the manner determined by the terms of the Bylaws of the Corporation then in existence.

In the event of any conflict between this Certificate of Incorporation and the Bylaws of the Corporation, this Certificate of Incorporation shall control.

ARTICLE VI

The name and the mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS

Georgina Parra	110 N. Wacker Drive
Chicago, Illinois 60606

ARTICLE VII

The Corporation shall have perpetual existence.

ARTICLE VIII

The Corporation shall indemnify all officers and directors of the Corporation, and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the Delaware Law.

ARTICLE IV

To the fullest extent permitted by the Delaware Law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be duly executed as of the 1st day of July, 2010.

/s/ Georgina Parra
Georgina Parra, Sole Incorporator